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                                                                     EXHIBIT 5.1

                               OPINION OF COUNSEL


                                                                  August 1, 2000



BioShield Technologies, Inc.
5655 Peachtree Parkway
Norcross. Georgia  30092



Re:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-4 (the "Registration Statement") to be filed by BioShield Technologies, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on or about August 1, 2000 in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 4,570,324 shares of common stock of the Company (the "Shares"), to be issued in connection with the proposed merger (the "Merger") of your wholly-owned subsidiary AHT Acquisition Corp. with AHT Corporation pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of June 30, 2000 by and among the Company, AHT Corporation and AHT Acquisition Corp., as more fully described in the Registration Statement.

         We have acted as counsel to you in connection with the proposed merger and have assisted in the preparation of the Registration Statement. We have examined the Merger Agreement and such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. In giving our opinion, we have assumed without investigation the authenticity of any document or instrument submitted to us as an original, the conformity to the original of any document or instrument submitted to us as a certified, conformed or photostatic copy and the genuineness of all signatures on all such originals or copies.

         In rendering this opinion we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement, as then amended, will have become effective under the Securities Act, (ii) the common stockholders of AHT Corporation will have approved and adopted the Merger Agreement and the Merger,
(ii) the common stockholders of the Company will have approved the issuance of shares of common stock of the Company as contemplated by the Merger Agreement, and the transactions contemplated by the Merger Agreement are consummated in accordance with the Merger Agreement.

         On the basis of the foregoing, it is our opinion that the Shares, when issued in accordance in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it, without admitting that we are "experts" within the meaning of the Securities Act or the rules or regulations of the Commission issued thereunder.

                                              Sincerely,

                                              SIMS MOSS KLINE & DAVIS LLP


                                              /s/ SIMS MOSS KLINE & DAVIS LLP